Exhibit 99.1

ESSENTIAL PROPERTIES

2023 CORPORATE RESPONSIBILITY REPORT

ENVIRONMENTAL, SOCIAL AND GOVERNANCE


Chicken N Pickle

TABLE OF CONTENTS

A LETTER FROM OUR CHAIRMAN AND OUR CEO

To Our fellow Stakeholders

On behalf of our Board of Directors and our dedicated team of professionals at Essential Properties Realty Trust, Inc. ('EPRT' or 'the Company'), we are pleased to present EPRT's 2023 Corporate Responsibility Report for the year ended December 31, 2023 (the '2023 Corporate Responsibility Report'). Our 2023 Corporate Responsibility Report continues our efforts to provide our stakeholders with a thorough review of our positions and policies associated with Environmental, Social and Governance ('ESG') matters and present our progress to date on the key initiatives we are pursuing to execute our strategies around ESG.

EPRT is committed to conducting its business in accordance with the highest ethical standards. We take our responsibilities to all of our stakeholders, including our stockholders, employees, tenants, and business relationships, very seriously. We are dedicated to being trusted stewards of our stockholder's capital and also providing our employees with a rewarding and dynamic work environment. We believe that responsible and effective corporate governance, a positive corporate culture, good corporate citizenship, and the promotion of sustainability initiatives are critical to our ability to create long-term stockholder value.

Governance: Representing our Stockholder's interests

The Nominating and Corporate Governance Committee ('Nom Gov Committee') of our Board, which is chaired by an independent director, oversees our ESG efforts. Our Nominating and Corporate Governance Committee meets at least quarterly and included in its regular agenda is an evaluation of our objectives associated with ESG matters and our progress in achieving those objectives. In addition, the Audit Committee of our Board assists the Nom Gov Committee in its oversight role through their oversight of our periodic filings with the United States Securities and Exchange Commission - including our Quarterly Reports on Form 10-Q, our Annual Report on Form 10-K and our Proxy Statement. The Board is updated quarterly on our ESG efforts and achievements.

Our approach to ESG begins with strong corporate governance. We believe that the construct of our Board and the policies they adhere to and the practices they employ are the foundation of EPRT's commitment to accountability regarding ESG. Our Board is diverse and independent, as evidenced by these notable stats: 6 of the 7 directors on our Board are independent, over 40% of our Board members are female. We value diversity not simply as determined by gender representation, but by experience and professional qualifications. Our Board leads by example in our ESG efforts as we believe you will discover in this 2023 Corporate Responsibility Report.

Environmental: Relationships Matter

We recognize that our commercial real estate assets can have a substantial impact on the environment and on the health and safety of the occupants of those properties. We believe that being aware of and addressing these issues are important aspects of maintaining a successful and sustainable business. Our commitment to environmental stewardship starts at our corporate headquarters, in Princeton, New Jersey, and extends to our portfolio of income producing properties, our investment and leasing practices, and to our tenants. A critical component of our strategy is to be the preferred capital partner to our tenants, monetizing their real estate and helping them achieve their strategic goals.

We are proactively pursuing sustainability enhancements in the properties we own: from implementing our 'Green Lease' as our standard lease form - which gives us the contractual right to invest in and install sustainability upgrades at our properties; to presenting our tenants with an opportunity to reduce their operating costs and possibly expand their customer attraction capabilities through our sustainability partnership. Our goal is to make a meaningful impact on the utilization of sustainability enhancements in our portfolio, and we believe we can enhance our relationship with our tenants in achieving that goal.

Social: Our employees are EPRT

Like our Board, our talented team of employees represent a diverse group of professionals. We capitalize on our diversity by encouraging innovative thinking, creating a work environment that encourages our employees to actively participate in executing our business, encouraging the contribution of their experience, knowledge, and ingenuity in all that we do. We believe an inclusive culture and providing equitable opportunities for our employees to reach their full potential is critical to achieving our goals and the mandate of our stockholders. We are committed to maximizing value for our stockholders and believe it is essential for all of our employees to be aligned in that commitment. For that reason, all of our employee's compensation includes the opportunity to receive equity grants pursuant to our equity incentive program. The result is that all of our employees are stockholders in EPRT. Diversity, equity and inclusion are key to executing our differentiated strategy and generating meaningful growth. In this 2023 Corporate Responsibility Report we seek to provide you with visibility into EPRT's talented and importantly diverse group of more than 40 professionals.

Looking Ahead

This 2023 Corporate Responsibility Report continues our commitment to disclosure and transparency regarding ESG. As we outlined in our inaugural report last year, this report will continue to be our presentation of a consistent commitment to strong corporate governance, and our progress on making meaningful improvements in the area of sustainability and the enhancement in the quality, breadth and diversity of our employee base. We believe achieving our ESG goals will be a critical component of achieving meaningful AFFO growth and ultimately attractive risk adjusted returns for our stockholders.

We are grateful to you, our fellow stockholders, for your investment in EPRT and the support you have shown us as the stewards of your capital. We are also appreciative of our Board of Directors, for their commitment to EPRT and their support and oversight of our ESG efforts, and to our employees who are critical to the character and quality of our organization, and our ability to achieve our strategic goals.



Scott A. Estes
Chairman of the Board of Directors



Pete Mavoides
President and CEO

EPRT OVERVIEW


Equipment Share
1717
Equipment Share
1717

EPRT BUSINESS OVERVIEW

Essential Properties ('EPRT') is a triple-net lease REIT headquartered in Princeton, New Jersey with a team of 40 dedicated and diverse professionals.

EPRT acquires, owns, and manages primarily single-tenant properties leased to middle-market companies operating primarily service-oriented and experience-based businesses largely through sale-leaseback transactions.

EPRT's objective is to maximize stockholder value by providing a growing stream of earnings and dividends generated by a portfolio of high-quality, diversified commercial real estate.

BUSINESS HISTORY AND APPROACH

We completed our initial public offering ('IPO') in June 2018. As of December 31, 2023, 92.9% of our approximately $365 million of annualized base rent ("ABR") was attributable to properties operated by tenants in service-oriented and experience-based businesses.

Our primary business objective is to maximize stockholder value by generating attractive risk-adjusted returns through owning, managing, and growing a diversified portfolio of commercially desirable properties that provides a growing stream of earnings and dividends. We have grown significantly since commencing our operations and investment activities in June 2016. As of December 31, 2023, our portfolio consisted of 1,873 properties. All properties in our portfolio were underwritten and invested in by our management team and represent the following core investment attributes:

DIVERSIFIED PORTFOLIO

Our portfolio includes 374 diverse tenants operating in 588 different concepts, across 16 industries and in 48 states. Our intent is that, over time, no more than 5% of our ABR will be derived from any single tenant or more than 1% of our ABR from any single property.

LONG LEASE TERM

Our properties generally are subject to long-term net leases that we believe provide us a stable base of revenue from which to grow our portfolio.

SIGNIFICANT USE OF MASTER LEASES

We use a master lease structure across a large percent of our annualized base rent. The master lease structure spreads our investment risk across multiple properties. We believe it reduces our exposure to operating and renewal risk at any one property and promotes efficient asset management.

CONTRACTUAL BASE RENT ESCALATION

Our rent escalation provisions provide contractually-specified incremental yield on our investments and provide a degree of protection from inflation or a rising interest rate environment.

SMALLER, LOW BASIS SINGLE-TENANT PROPERTIES

We believe investing in freestanding "small-box" single-tenant properties allows us to grow our portfolio without concentrating a large amount of capital in individual properties.

HEALTHY RENT COVERAGE RATIO AND TENANT FINANCIAL REPORTING

Our tenants are obligated to periodically provide us with specified unit-level financial reporting.

TENANT INDUSTRY DIVERSIFICATION

EPRT's diversified portfolio is focused on:

- Service-oriented and experience-based businesses that are e-commerce resistant and have performed well in the current economic environment.
- Small-scale net leased properties that are more fungible real estate in comparison to larger properties.
- Middle-market businesses generating attractive risk-adjusted returns.


15.1% Car Washes
11.6% Early Childhood Education
10.7% Quick Service
10.6% Medical/Dental
8.2% Automotive Service
7.0% Casual Dining
5.1% Equipment Rental and Sales
5.0% Convenience Stores
2.4% Other Services
1.9% Family Dining
1.6% Pet Care Services
8.2% Entertainment
4.3% Health and Fitness
1.2% Movie Theatres
3.2% Grocery
0.4% Home Furnishings
2.4% Other Industrial
1.1% Building Materials
79.2% Service
13.7% Experience
3.6% Retail

KEY 2023 FIGURES AND HIGHLIGHTS

*Metrics as of 12/31/2023

1,873 Properties	48 States	374 Tenants	99.8% Leased
79.2% Service	13.7% Experience	3.6% Retail	3.5% Other Industrial



GEOGRAPHIC DIVERSIFICATION: OUR TENANTS IDENTIFY THE LOCATION OF OPPORTUNITIES

GOEGRAPHIC DIVERSITY

~80% of Total Cash ABR comes from Top 21 States (States with >2.0% of our total ABR)

~50% of Total Cash ABR comes from Sunbelt states, as our tenants increasingly seek to expand their businesses in higher-growth markets


2.4%
5.2%
2.9%
2.4%
2.0%
2.6%
6.0%
2.4% 2.0%
3.6%
2.4%
3.4%
3.3%
3.0%
2.4%
2.4%
2.3%
2.7%
8.0%
13.1%
5.9%
% of Total ABR
0.1-0.9%
1.0-1.9%
2.0-2.9%
3.0-3.9%
>4.0%

TOP 10 TENANT CONCENTRATION

Top 10 Tenants

Top 10 Tenants[1]	Properties[2]	% of Cash ABR
Equipment Share	48	3.8%
Chicken N Pickle	8	2.3%
Bright Path	31	1.9%
Tidal Wave Auto Spa	16	1.6%
festival	6	1.6%
Five Star	10	1.6%
Captain D's	77	1.5%
AB	12	1.3%
Premier Early Childhood Education Partners	26	1.3%
Mister	13	1.2%
Top 10 Tenants	**247**	**18.1%**
Total	**1,870**	**100.0%**

Diversification by Industry

Tenant Industry	Type of Business	Cash ABR ($'000s)	% of Cash ABR	# of Properties[2]	Building SqFt[3]	Rent Per SqFt[3]
Car Washes	Service	$ 55,177	15.1%	179	887,863	$ 62.53
Early Childhood Education	Service	42,288	11.6%	191	1,990,269	21.25
Quick Service	Service	39,101	10.7%	427	1,145,403	34.48
Medical / Dental	Service	38,581	10.6%	206	1,557,129	24.78
Automotive Service	Service	30,003	8.2%	224	1,526,876	19.65
Casual Dining	Service	25,506	7.0%	115	817,546	31.20
Equipment Rental and Sales	Service	18,572	5.1%	72	1,252,458	14.83
Convenience Stores	Service	18,415	5.0%	145	578,272	33.09
Other Services	Service	8,634	2.4%	46	600,191	14.39
Family Dining	Service	6,835	1.9%	38	249,173	27.43
Pet Care Services	Service	5,904	1.6%	38	260,429	23.92
Service Subtotal		**$ 289,016**	**79.2%**	**1,681**	**10,865,609**	**$ 26.73**
Entertainment	Experience	29,970	8.2%	54	1,727,559	17.35
Health and Fitness	Experience	15,633	4.3%	38	1,427,431	11.34
Movie Theatres	Experience	4,398	1.2%	6	293,206	15.00
Experience Subtotal		**$ 50,001**	**13.7%**	**98**	**3,448,196**	**$ 14.71**
Grocery	Retail	11,604	3.2%	32	1,477,780	7.85
Home Furnishings	Retail	1,491	0.4%	3	176,809	8.44
Retail Subtotal		**$ 13,095**	**3.6%**	**35**	**1,654,589**	**$ 7.91**
Other Industrial	Industrial	8,754	2.4%	33	1,367,097	6.40
Building Materials	Industrial	3,910	1.1%	23	1,257,017	3.11
Industrial Subtotal		**$ 12,664**	**3.5%**	**56**	**2,624,114**	**$ 4.83**
Total		**$ 364,776**	**100.0%**	**1,870**	**18,592,508**	**$ 19.73**


90.1%
Internally Originated Sale-Leaseback Transactions
40.5%
Tenant Relationships
82.4%
Repeat Business Through Existing Relationships

OUR INVESTMENT STRATEGY

We acquire, own, and manage single-tenant properties that are net leased to middle-market companies operating primarily in service-oriented or experience-based businesses.

It is our guiding principle that properties leased to tenants in these businesses are essential to the generation of the tenants' sales and profits, and that these businesses exhibit favorable growth characteristics and are generally insulated from e-commerce pressure.

We have assembled a diversified portfolio using an investment strategy that focuses on properties leased to tenants in businesses such as car washes, early childhood education, restaurants (including quick service, casual and family dining), medical and dental services, automotive services, equipment rental and sales, convenience stores, entertainment, and other service industries.

We maintain direct relationships with our tenants and, by establishing EPRT as the preferred capital partner, we actively seek to leverage our relationships to identify new investment opportunities.


COLD BEER

STOCKHOLDER ENGAGEMENT

We value the input from our stockholders and are committed to maintaining an active dialogue with our investors through extensive outreach. We view consistent and ongoing engagement as vital to our success in achieving our primary strategic objective of maximizing our stockholder's returns.

We believe in:

- **Fostering transparent and open communication**
- **Understanding our stockholder's perspectives and gaining insights for long-term value creation**
- **Building trust through proactive engagement**
- **Listening to our stockholders to help us ensure our strategy remains well aligned with expectations**

A snapshot of some of our stockholder engagement achievements in 2023 include:

Stockholder Engagement

Held 170 1-on-1 meetings with Stockholders

Participated at 13 Industry Conferences

As part of a comprehensive stockholder outreach initiative we met with 23 of our top 50 stockholders since May of 2023 to discuss our compensation structures and practices representing 66% of our outstanding shares


66%

Active Stockholder Outreach for Top 50 Stockholders

Industry Recognition

We strive for consistent excellence in our investor relations efforts, our reporting practices and providing transparency in our public disclosures. In 2023, we were recognized for the 2nd consecutive year with the NAREIT Investor CARE (Communications & Reporting Excellence) Award – given to members of NAREIT for companies that "interact most effectively with their investors online, in writing and orally, as well as those member companies that provide those investors with the most comprehensive, clearly articulated and useful information in the most efficient manner."

Our extensive efforts around stockholder engagement reflect our commitment to accountability and responsible corporate citizenship.


'6 Car Wash
PRINCETON
CAR WASH
FREE VACUUM

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG)

We believe that responsible and effective corporate governance, a positive corporate culture, good corporate citizenship, and the promotion of sustainability initiatives are critical to our ability to create long-term stockholder value. Our approach to ESG begins with strong corporate governance. Our position on sustainability is that reducing our carbon footprint and that of our tenants is an important part of our corporate objective. And finally, we believe a diverse and inclusive corporate culture in which we provide equitable opportunities for our employees is a critical ingredient for our future success.

OUR ESG STRATEGY

OUR COMMITMENT

Accountability and Transparency
EPRT is committed to strong corporate governance. As stewards of our stockholder's capital, we are committed to accountability and transparency with regard to our ESG efforts.

Reducing our Carbon Footprint
We are dedicated to reducing our carbon footprint by implementing sustainability upgrades and enhancing our portfolio's environmental responsibility and property value.

Expanding our Relationship with our Tenants through Sustainability
We will continue to implement sustainability upgrades at our properties to positively impact our tenants' profitability and prospects for success.

Our People are EPRT
Our diversity is our strength, creating an inclusive work environment is our culture, and all of our employees are stockholders, thus 100% aligned with our fellow stockholders.

OUR GOALS

Oversight
Maintain strong oversight and visibility over our ESG strategy and initiatives led by our independent and experienced Board

Reporting
Publish our Corporate Responsibility Report, aligned with SASB and TCFD indices annually

Measurement
We seek to understand the carbon footprint of our portfolio, including our Scope 3 emissions. We have immaterial Scope 1 and 2 emissions.

Structure
Continue to enhance our robust cybersecurity program including using a third-party to facilitate strong risk management efforts

Engagement
Perform tenant surveys to increase our engagement with our tenants and understanding of their sustainability goals

Implementation
We will continue to implement energy efficiency upgrades throughout our portfolio

Equity
Invest in our employees through benefit programs and incentive structures and continue to promote aligning their interests with our stockholders

Diversity
Continue to ensure diversity is at the forefront of our hiring practices and maintained as a key input to our operations

Inclusion
Maintain annual employee surveys to ensure consistent engagement with our team and understanding of our work environment and where we might improve

2023 ESG HIGHLIGHTS

GOVERNANCE

- We were named a 'Champion of Board Diversity' by the Forum of Executive Women for the fourth year in a row
- 2023 Silver Winner of Nareit's Investor CARE Award
- Recognized with The Executive Women of New Jersey's (EWNJ) 2023 Corporate Board Gender Diversity Award

ENVIRONMENTAL

- 98% of our new property investments in 2023 are subject to our EPRT Green Lease, an increase of 18% from 2022
- We completed our first project execution with Budderfly
- We added new tenants to our Sustainability Partnership in the Quick Service Restaurant and Casual Dining Industries

SOCIAL

- We opened a second office location in Jersey City, New Jersey
- We committed to the implementation of a family leave policy that will be effective in 2024
- 50% of the internal management-level promotions awarded in 2023 were to female employees


ZAXBY'S

GOVERNANCE

BOARD COMPOSITION

INDEPENDENCE


6
Independent

7 Directors

TENURE


4.8
Yrs Avg
Tenure

3 New Directors in 2020

GENDER DIVERSITY


43%
Female

3 Female Directors

RACIAL-ETHNIC DIVERSITY


14%
Diverse

1 Director

Board Independence

86% of our Directors are independent.

Board Tenure

The average tenure of our Board is less than 5 years.

Board Diversity

We value gender and racial-ethnic diversity on our Board.

Other significant details of our Board structure include:

INDEPENDENT NON-EXECUTIVE BOARD CHAIRMAN

We separate the roles of Chairman and Chief Executive Officer.

BOARD COMMITTEES ARE FULLY INDEPENDENT

Each member of our Audit, Compensation, Nominating and Corporate Governance and Investment Committees is an independent director.

BOARD PERFORMANCE ASSESSED

We conduct annual assessments of our Board and Board Committees.

INDEPENDENT DIRECTORS MEET WITHOUT MANAGEMENT

Our Independent Directors hold regular executive sessions without management present.

INVESTMENT COMMITTEE

Three of our independent Directors sit on the Board's Investment Committee which reviews and must approve certain proposed investments.

RECOGNITION & AWARDS

At EPRT, we believe we have leading governance practices, strong Board diversity, and industry recognized investor engagement and disclosure practices.

We have been named a 'Champion of Board Diversity' by the Forum of Executive Women, for companies in the Philadelphia region that have 30% or more women on their respective boards. We have received this honor in 2020, 2021, 2022, and 2023.

Essential Properties was recognized with The Executive Women of New Jersey's (EWNJ) 2023 Corporate Board Gender Diversity Award. The award honors those publicly traded companies in New Jersey that have achieved an impactful level of gender inclusion by appointing 35% or more women to their Board of Directors.

2023 Silver Winner of Investor CARE Award--Nareit's Investor CARE (Communications & Reporting Excellence) Awards honor those Nareit corporate members that interact most effectively with their investors online, in writing and orally, as well as those member companies that provide those investors with the most comprehensive, clearly articulated and useful information in the most efficient manner.

ESG OVERSIGHT

In 2023, we are proud to report ZERO incidents of corruption, bribery, or other unethical behavior

Essential Properties strives to maintain strong oversight and visibility over our ESG strategy and initiatives led by our independent and experienced Board

Our Steering Committee plays a pivotal role in guiding and coordinating the implementation of Environmental, Social and Governance (ESG) initiatives within an organization. This committee collaborates with senior management to develop a comprehensive ESG strategy, formulates policies, and plans the implementation of sustainable practices across various business units. It monitors and reports on ESG performance, assesses and manages related risks, engages with stakeholders, and ensures compliance with evolving regulations and standards. The committee fosters a culture of awareness and innovation, integrates ESG considerations into daily operations, and pursues continuous improvement, aiming to position the organization as a responsible and sustainable contributor to the broader community and industry.

Our Four Committees of the Board

Our four Committees contribute to a comprehensive ESG oversight framework. The Nominating & Governance Committee sets the tone for ethical governance and stakeholder engagement, the Audit Committee ensures accuracy and transparency in ESG reporting, the Compensation Committee aligns incentives with sustainability goals, and the Investment Committee integrates ESG considerations into investment decisions. This collaborative approach helps establish a corporate culture that values responsible business practices, considers social and environmental impacts, and strives for sustainable, long-term success.


Board of Directors
Nominating & Governance
Audit Committee
Compensation Committee
Investment Committee
ESG Steering Committee
Cyber Security Risk
Independent Auditors
Internal Auditors
Independent Compensation Consultant

Committees of the Board

Nominating & Governance Committee

The Nominating and Governance Committee plays a pivotal role in shaping the composition and effectiveness of a company's board of directors and overseeing its corporate governance practices. Responsibilities include ensuring board diversity and assessing board performance. The committee monitors and shapes governance policies, oversees ethical compliance, and integrates Environmental, Social and Governance (ESG) considerations into the company's decision-making processes. Additionally, it engages with stockholders, establishes succession plans, and fosters transparency and accountability, contributing to a corporate culture that aligns with the company's long-term goals and values.

Board Member	Nominating & Governance	Audit Committee	Compensation Committee	Investment Committee
J. DeLucca			Chair	✓
S. Estes		✓	✓	
H. Neary	✓		✓	
L. Minich	✓	✓		✓
S. Sautel	Chair			
J. Sivanesan	✓	Chair		✓
P. Mavoides				
# of Meetings in 2023	4	4	4	7

Audit Committee

The Audit Committee's primary goal is to enhance the integrity of financial reporting and maintain the confidence of stockholders, regulators, and the public in the company's financial information. The committee acts as an independent body to ensure that financial reporting is accurate, transparent, and in compliance with relevant standards and regulations.

Compensation Committee

The Compensation Committee plays a critical role in aligning executive compensation with the company's performance and long-term stockholder value. The committee aims to strike a balance between attracting top talent, motivating executives to achieve corporate objectives, and ensuring responsible and transparent compensation practices.

Investment Committee

The principal functions of our Investment Committee include evaluating and approving investments that exceed management's delegated discretionary authorities based on, among other things, the total dollar value of the transaction and other investment attributes. Their goal is to optimize returns while managing risks in accordance with the organization's policies and regulatory requirements.

CORPORATE GOVERNANCE POLICIES

CODE OF BUSINESS CONDUCT AND ETHICS - UPDATED 2023

We have adopted business and workplace policies that apply to all of our directors, officers, employees, vendors, and service providers that seek to create a culture that values high ethical standards, including integrity, honesty, transparency, and compliance with applicable laws, rules, and regulations. Each employee is required to renew acknowledgment annually.

WHISTLEBLOWER PROTECTION

We have a "whistleblower" policy that allows directors, officers, and employees to file reports on a confidential and anonymous basis regarding issues of impropriety, violations of law, violations of corporate or other policies, or unethical business practices.

INSIDER TRADING AND CONFIDENTIALITY POLICY

We have an Insider Trading & Confidentiality Policy. This policy clearly states and confirms the requirements and procedures which employees, members of the Board of Directors, and our subsidiaries and affiliates must follow. Each employee hired by EPRT, as a condition of employment, is required to execute an acknowledgment indicating that they have read this policy, understand its provisions, and will comply with its provisions.

HUMAN RIGHTS POLICY

We have a Human Rights Policy that describes how we respect the human rights of all individuals impacted by our operations, including employees, contractors, and external stakeholders. Wherever we operate, we seek to avoid causing or contributing to human rights violations and to facilitate access to remedy. While governments have the primary responsibility to protect against human rights violations, we understand and accept our responsibility to respect human rights.

VENDOR CODE OF CONDUCT - UPDATED 2023

We have a Vendor Code of Conduct that established that we are committed to conducting our business in accordance with the highest ethical standards and in compliance with all applicable laws, rules, and regulations. Vendors are expected to have similar standards.

NO HEDGING OR PLEDGING

We have policies that prohibit our officers and directors from hedging our stock, and prohibit our directors and executive officers from pledging or otherwise encumbering the shares they own in EPRT as collateral for indebtedness.

EXECUTIVE COMPENSATION 'CLAWBACK' POLICY - UPDATED 2023

In 2022, we adopted a policy that provides our Board with the ability to recover or cancel incentive-based compensation paid or owed to one or more executive officers.


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6347

CYBERSECURITY

In 2023, we are proud to report ZERO material cybersecurity incidents

Our Board, its committees and management are actively involved in our overall enterprise risk management program, including assessing, identifying, and managing material risks from cybersecurity threats.

At EPRT, we have taken a proactive approach to managing the evolving landscape associated with cybersecurity and related risks to ensure the protection of our corporate data, our employees, our clients, and other stakeholders. We consider the privacy and protection of our data, as well as our information systems, to be an integral part of our business strategy and planning.



We have taken significant steps to improve EPRT's cybersecurity risk, including:

- Pursuant to its Charter, our Nominating and Corporate Governance Committee exercises oversight on our cybersecurity risk management, including a quarterly review with management.
- Our Audit Committee supports the Nominating and Corporate Governance Committee through a quarterly review of cybersecurity disclosure matters.
- We utilize an outsourced Information Technology Management and Cybersecurity solutions provider.
- We conducted penetration testing on our IT infrastructure to assess its security and identify potential vulnerabilities.
- We have enhanced our email filtering software to help mitigate potential cyber attacks (e.g. phishing campaigns).
- Our IT Management and Cybersecurity solutions provider conducted education and training of our employee base on several cybersecurity risk issues (e.g. social engineering).

We maintain our commitment to investing in resources and capital to address cybersecurity risk management, fulfilling our responsibility as good stweards of the data entrusted to us.

ESG OVERSIGHT COMMITTEES

ESSENTIAL PROPERTIES HAS AN ACTIVE AND ENGAGED NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee ('Nom Gov Committee') of our Board, which is chaired by an independent director, oversees our efforts to promote environmental stewardship; our responsibilities relating to social issues, including our goals associated with the diversity, equity and inclusiveness of our organization; and our strong corporate governance. Our Nom Gov Committee meets at least quarterly and includes, as part of its regular agenda, an evaluation of our objectives associated with ESG matters and our progress in achieving those objectives. In addition, the Audit Committee of our Board assists the Nom Gov Committee through their oversight of our periodic SEC filings, including our Quarterly and Annual Report and our Proxy Statement. The Board is updated quarterly on our ESG efforts and achievements.

Our Audit Committee also plays an active role in our ESG oversight, monitoring our corporate policies, processes and procedures as a part of their oversight of our compliance with applicable rules and regulations of the Securities and Exchange Commission ("SEC") and the New York Stock Exchange ("NYSE").

The EPRT ESG Committee is led by our CEO and consists of the senior management team at EPRT and our Director of Sustainability.

The ESG Committee has the following responsibilities:

- Review the development and implementation of our ESG strategy and action plan
- Evaluate and monitor progress in achieving our ESG initiatives
- Review disclosures regarding ESG matters
- Periodically monitor current and emerging ESG matters that may affect the business, operations, performance, or reputation of EPRT, or are otherwise pertinent to EPRT and its stakeholders


GOLF
Quest
TOPTRACER

ENVIRONMENTAL

ENVIRONMENTAL STEWARDSHIP

We recognize that our commercial real estate assets can substantially impact the environment and the health and safety of building occupants. We believe that being aware of and addressing these issues are important aspects of maintaining a successful and sustainable business. Our commitment to environmental stewardship starts at our corporate headquarters in Princeton, New Jersey, and extends to our portfolio of income-producing properties, our investment and leasing practices, and to our tenants. We are committed to expanding and enhancing our efforts to incorporate sustainability initiatives in our corporate governance and applicable business processes, including underwriting our investments, asset management activities, and disclosure and reporting practices.

Our position on sustainability is that reducing our carbon footprint and that of our tenants is an important part of our corporate objective.

Our strategy for investing in single-tenant net lease commercial retail properties is differentiated from the majority of our peers in that we are focused on middle-market operators primarily in service-oriented and experience-based industries. Fundamental to our investment approach is being the preferred provider of equity capital to our tenants, monetizing their real estate, and helping them achieve their strategic goals. Our role as a capital provider to our tenancy is predicated on the establishment of a relationship with the operator, the development of trust in that relationship based on our reliability as a counter party, and our consistency in doing what we said we would do.

ASSESSING CLIMATE RISK

At EPRT, we are focused on identifying opportunities to promote sustainability at our corporate offices and our income property portfolio. We will continue to enhance our key business processes to ensure that sustainability and climate considerations are appropriately considered in our decision-making process, including in our investment and leasing practices and our overall business management. We will also continue to expand the lens we use to evaluate matters concerning our risk management process, with an emphasis on risks such as climate risks that may be mitigated by our sustainability initiatives.


SEVEN BREW

REDUCING OUR OPERATIONAL FOOTPRINT

In addition to assisting our tenants with their sustainability initiatives, we recognize that EPRT has a carbon footprint that we are committed to reducing. Our company headquarters in Princeton as well as our office in Jersey City are both certified under the EPA's ENERGY STAR certification program, using 35% less energy and generating 35% fewer greenhouse gas emissions. In order to achieve this designation and minimize our environmental impact at our offices, we have implemented the following initiatives:

- **Use energy efficient LED lighting and lighting control systems** that automate the activation and termination of lighting in our individual offices, conference rooms, and common areas
- **Deploy minimized HVAC and heating run times**—our HVAC systems go into a night set back daily and there is no run time on the weekends
- Purchase and install **variable frequency drives** and more efficient motors in all cooling tower units
- Have an active **single-stream recycling program** for paper, plastic, and cans
- Use **low VOC paint** to minimize generation of waste and release of pollutants
- Use **environmentally-friendly cleaning products** that comply with the Green Seal certification standards
- Purchase **ENERGY STAR certified** computers, monitors, and printers
- Use **ENERGY STAR power management** settings on our computers and monitors
- Dispose of all ink cartridges utilizing the manufacturer's **recycling program** and utilizing a lamp recycling company for compliant disposal of all spent tubes and electronic ballasts
- Install **water machines** and eliminate the use of plastic or Styrofoam cups and plastic water bottles
- **Manage water runoff** from roofs and paved areas through stormwater retention by routing runoff to various underground drainage basins. All water runoff is naturally filtered and returned to the aquifer
- Use **green-friendly** native and drought-tolerant plants in landscaping to minimize watering needs

GREEN LEASING

Since December 2021, our standard lease form has included a Green Lease clause, which provides us with the contractual right to make sustainability improvements to our properties subject to this new lease. Our Green Lease also grants us visibility into our tenants' water and utility usage for the calendar year and allows us to make sustainability improvements and/or upgrades to our owned properties.

Generally, our leases require the tenants to fully comply with all applicable environmental laws, rules, and regulations, including any remediation requirements.

2021


0%

0% Green Leases in 2021

2022


80%

Approximately 80% of our 299 new property investments in 2022 were subject to our EPRT Green Lease

2023


98%

Approximately 98% of our 292 new property investments in 2023 are subject to our EPRT Green Lease

Additionally, we are seeking to provide operating solutions for our tenants to deploy sustainability measures. We believe triggering actionable conversations with tenants led to projects that reduce carbon footprint, lower tenant operating costs, and enhance portfolio value for EPRT. Our sustainability efforts include:

- Pledging Green Capital to facilitate sustainability upgrades at our properties, which can potentially reduce the Scope 3 carbon footprint of our tenant's operations.
- Partnering with Budderfly, a third-party Energy-Efficiency-as-a-Service "EEaas" provider, to deploy Sustainability Upgrades at our properties, providing operational savings and potential customer attraction opportunities for our tenants.

TENANT SUSTAINABILITY SPOTLIGHT: festival foods







WASTE

Festival Foods. A family-and-employee owned and operated Grocer founded 77 years ago in Onalaska, Wisconsin with 40 locations throughout Wisconsin. Our tenant has long believed that running a Green Business is a fundamental pillar to operating a Good Business. For Festival Foods, Going Green is a Given, and they are committed to reducing their environmental footprint and helping their local communities thrive.

Focused on initiatives that streamline their operations and engage their community, Festival Foods is steadily building a culture of ownership and responsibility. Since the creation of their Energy & Material Recovery program in 2016, their achievements include:

- **Food Donations**: Donates more than $10M of excess or close-to-expiration products to local food pantries each year to help feed local families in need, fighting hunger locally while preventing edible food from ending up in landfills.
- **Recycling**: More than 2/3 of the waste produced in Festival Foods stores is recycled. This includes cardboard, plastic, metals, and plastic film materials. Festival Foods even provides areas for customers to drop off their excess and bulky cardboard boxes in recycling bins at the front of their stores. This cardboard is then recycled at local paper mills.
- **Composting**: Products that cannot be consumed or donated are composted.
- **Heat Reclaim**: Festival Foods utilizes heat generated by the refrigeration equipment to heat their stores and provide hot water.
- **Lighting**: 100% of the lights in Festival Foods stores are LED and have been since 2018.
- **Refrigeration and HVAC**: State of the art refrigeration and HVAC controls allow Festival Foods to keep their equipment running efficiently, identify and resolve issues quickly, maintain product integrity, and save energy.
- **EV Charging**: Level 2 EV charging at most locations gives EV drivers an opportunity to charge up for free while doing their grocery shopping.
- **Coming Soon**: Festival Foods is switching to natural refrigerants. Starting in 2024, new Festival Foods stores will use CO_2 refrigerant which will save energy and drastically reduce greenhouse gas emissions.

Festival Foods operates based on what they call the **'Boomerang Principle'**— every business decision is based on the question: **'Will it bring the guest back?'** Indeed, the multitude of Green Initiatives that have been implemented across the Festival Foods portfolio over the past 8 years confirm that providing your customers and your community with accessible green solutions will not only bring the guests back once, but it will keep them coming back for years to come.

To learn more about the Festival Foods Green Initiatives, please visit: https://www.festfoods.com/

SUSTAINABILITY PARTNERSHIP

In September 2022, we entered into a partnership with Budderfly Inc., a leading Energy-Efficiency-as-a-Service ("EEaaS") provider in the United States. The Essential Sustainability Partnership intends to deploy meaningful sustainability options at EPRT properties aimed at maximizing the energy efficiency and delivering operating savings to our tenants through a guaranteed reduction in monthly utility usage.

Through the Essential Sustainability Partnership, EPRT will invest capital in energy-efficient technologies and equipment upgrades that Budderfly will install and manage, at no cost to our tenants. A key element is a guaranteed reduction in energy usage thus cost savings per month that is passed through to the tenant.

The sustainability upgrades will include, but are not limited to:

- Installation of LED lighting and lighting controls.
- Higher efficiency HVAC units and HVAC control monitoring.
- Refrigeration controls and monitoring.
- Net metering and controls through Budderfly's Facility Smart Grid System.

We believe that improving the sustainability of our properties deepens tenant relationships, enhances tenant profitability, increases renewal probabilities, and increases the overall value of our portfolio.

EARLY ADOPTERS

BUDDERFLY EXECUTION UPDATES

ESSENTIAL SUSTAINABILITY

During 2023, the Company and Budderfly entered into their first agreement with a tenant in the health and fitness industry, and energy-efficient lighting solutions were installed during the year, with upgrades to the HVAC system and installation of monitoring equipment currently underway.



Over the past year, we have made significant progress toward implementing various sustainability upgrades aimed at maximizing energy efficiency for a few of our top tenants. **Key initiatives include the installation of state-of-the-art LED lighting and lighting controls, the integration of higher efficiency HVAC units with advanced controls and monitoring systems, the implementation of refrigeration controls and monitoring, as well as the incorporation net metering through Budderfly's Facility Smart Grid System.**



The cornerstone of our collaboration lies in the commitment to delivering tangible results to our tenants. Through the Essential Sustainability Partnership, we are proud to report that our tenants have experienced guaranteed reductions in monthly energy costs. This not only underscores our dedication to sustainable practices but also exemplifies our commitment to providing real, measurable benefits to those who occupy our buildings.



Beyond the immediate financial gains, we firmly believe that our sustainability efforts contribute to the long-term success of our organization. Improving the quality and sustainability of our assets not only aligns with our values but also enhances the likelihood of lease renewals, deepens tenant relationships, and augments the overall value of our portfolio.



As we look ahead, the Essential Sustainability Partnership remains a vital component of our strategic vision. We are committed to building on the successes of the past year, exploring new opportunities for energy efficiency, and continuously prioritizing sustainability to drive positive impacts for both our organization and the environment.

BUDDERFLY


Children's Cottage

2023 ENVIRONMENTAL PERFORMANCE

Published our first Corporate Responsibility Report aligned with the SASB standard and TCFD framework as part of FY'23 year-end reporting.

Continued our sustainability partnership with Budderfly and committed approximately $800K towards energy-efficient improvements for two quick-service restaurant tenants, which is estimated to reduce their carbon footprint by 12% mtCO_2 in the first year.

Tracked and calculated our company's environmental footprint from corporate operations for calendar year 2023:

- Scope 1 emissions: 0 mtCO_2e[1]
- Scope 2 emissions: 32 mtCO_2e[2]
    - Energy consumption: approximately 106,000 kWh
    - Water consumption: approximately 145,000 gallons


Sustainable1
Proud participant of the 2024 Corporate Sustainability Assessment (CSA)
S&P Global

(1) We have no Scope 1 emissions from energy usage as we do not consume natural gas or other fuels at our corporate office. We have not calculated Scope 1 emissions from other potential sources as we believe those are immaterial.
(2) These Scope 2 emissions reflect emissions from electric consumption at our corporate offices only.

SOCIAL

OUR EMPLOYEES



OUR PEOPLE ARE EPRT

At Essential Properties we seek to provide a dynamic, rewarding work environment that promotes the retention and career development of our employees and is a differentiating factor in our ability to attract new talent. We strive to offer our employees attractive and equitable compensation, regular opportunities to participate in professional development activities, outlets for civic engagement, and reasonable flexibility to allow a healthy work-life balance. Our employees further our commitment to social responsibility through their efforts to become involved in outside organizations that promote education, environmental, and social well-being.

We are committed to maximizing value for our stockholders and believe it is essential for all of our employees to be aligned in that commitment. This commitment also provides all employees with the opportunity to participate in our equity incentive program. Today, all of our employees are stockholders.



DIVERSITY & INCLUSION

At Essential Properties, we value diversity and inclusion. We have built a diverse and inclusive culture that encourages, supports, and celebrates our employees' diverse voices and experiences. We believe a diverse employee base enhances our execution as a company, encourages innovative thinking, and increases alignment with our tenants and the community around us. The following charts highlight our diverse workforce as of December 31, 2023.

GENDER DIVERSITY


40%
FEMALE

TOTAL COMPANY

RACIAL/ETHNIC DIVERSITY


25%
DIVERSE

TOTAL COMPANY

GENDER DIVERSITY


30%
FEMALE

NON-EXECUTIVE MANAGEMENT

RACIAL/ETHNIC DIVERSITY


20%
DIVERSE

NON-EXECUTIVE MANAGEMENT

Additionally, we have a consistent and strong record of hiring veterans of the U.S. military, including our Chief Executive Officer and our Executive Vice President of Investments, who are both veterans and graduates of The United States Military Academy at West Point.

HUMAN CAPITAL MANAGEMENT

The following highlights certain key aspects of our commitment to our employees:

ATTRACTIVE COMPENSATION

Our approach to compensation includes an attractive market-based base salary and annual incentive compensation with the following additional elements:

- Equity incentive compensation available to all employees annually
- Health benefits (medical, dental, and vision) for all employees and their families
- A 401(k) plan
- A minimum of 20 days of PTO

Our compensation program is designed to attract and retain talent while aligning our employees' efforts with the interests of our stakeholders. Factors we evaluate in connection with hiring, developing, training, and compensating individuals include, but are not limited to, qualification, performance, skill, and experience. Our employees are compensated based on merit, without regard to race, sex, national origin, ethnicity, religion, age, disability, sexual orientation, gender identification or expression, or any other status protected by applicable law.

100% INCLUSION IN OUR EQUITY INCENTIVE PROGRAM

All of our employees participate in EPRT's equity incentive program. As a result, all employees are owners in EPRT and therefore have significant alignment with the interests of our stockholders.

HEALTH, FAMILY AND WELLNESS

We strive to promote a healthy work-life balance for our employees. We have an onsite gym that is accessible and free of charge for all employees, and ensure our health benefits and coverages are attractive and supportive of the needs of individual employees and employees' families. Furthermore, we cover nearly 100% of the cost of health benefits for each employee. We have maintained our work-from-home policy on Fridays and also utilize a "personal time off" (or PTO) program for our employees, which allows for at least four weeks of paid time off per year per employee.

INVESTING IN OUR EMPLOYEES' RETIREMENT

We provide a market leading matching investment in our employees who participate in our 401(k) program, matching 100% of the first 6% of our employee's investment in their individual 401(k) plan.

PROFESSIONAL DEVELOPMENT

We offer our employees various continuing educational opportunities and reimbursement for certain educational expenses. We also offer reimbursement for certain costs associated with an employee's professional certifications. We encourage all employees to grow within our organization, and we provide opportunities for employees to develop expertise in various aspects of our business, including acquisitions and dispositions, leasing, credit analysis, asset management, finance, and reporting and compliance. Employees are given regular feedback through formal annual performance reviews and an "open door" culture that encourages less formal guidance in "real time." We support employees as they develop within our industry with memberships to industry organizations, such as the National Association of Real Estate Investment Trusts and the International Council of Shopping Centers. We periodically arrange "promotion dinners" to acknowledge and celebrate members of our team who have been promoted to positions of increasing responsibility.

EMPLOYEE DEVELOPMENT AND ENHANCEMENT

INTERNSHIP PROGRAM

We are committed to developing talented individuals through our paid college internship program by providing career learning opportunities and an introduction to our business to students at the outset of their careers. In 2023, we had four individuals work as interns at the Company.

EMPLOYEE ENGAGEMENT

Each quarter, we hold a company-wide meeting, where we summarize overall corporate achievements and acknowledge significant employee contributions. At our weekly and quarterly meetings, all employees are encouraged to provide input into the development of our business and voice any suggestions or concerns that they may have.

TEAM BUILDING

We believe that fostering a collegial work environment is an important element of driving our long-term success. We strive to develop a supportive work environment through various events, such as company-sponsored sports teams, an annual summer outing, and a holiday celebration near year-end, which are designed to foster an increased level of collegiality among our employees and develop a shared sense of mission.

FIRESIDE CHATS

We host internal lunch and learn 'fireside chats' that provide the full team with the opportunity to learn more about the careers and job functions of various team leaders to promote a more interconnected and informed team.







EMPLOYEE BENEFITS AND RETENTION

FAMILY LEAVE POLICY

We have implemented a family leave policy that became effective in 2024. We believe this benefit is vital for our growing company of 40 employees as it underscores our commitment to employee's well-being and fosters a positive organizational culture. Our family leave policy acknowledges the diverse needs of our workforce, allowing employees to balance their professional and personal responsibilities during critical life moments, such as welcoming a new family member. By providing a structured and inclusive family leave policy, we hope to enhance employee morale, loyalty, and job satisfaction, contributing to increased productivity and retention. As we expand, prioritizing work-life balance through a robust family leave policy remains integral to our commitment to the holistic well-being of our team members.

OUR COMMITMENT TO EQUALITY DEMONSTRATED THROUGH OUR INTERNAL PROMOTIONS

We had four senior management promotions at EPRT in 2023, all to the Vice-President level. At EPRT, fostering a culture of equality is central to our values and we take pride in our commitment to promoting individuals based on their skills, dedication, and contributions, creating a workplace where opportunities for advancement are accessible to all. **Out of these internal promotions awarded this year, 50% were to women.** This reflects our unwavering belief in providing equal opportunities for professional growth and success, regardless of gender or race. This commitment not only strengthens our workforce but also underscores our dedication to building a workplace that values and leverages the diverse talents of every individual within our organization.


15 EXCHANGE PLACE

JERSEY CITY OFFICE

In the fall of 2023, we opened our second corporate office in Jersey City. This expansion has played a pivotal role in enhancing employee well-being, streamlining company operations, and strengthening our connections with stakeholders and potential investors. The proximity of the new office to New York City has significantly benefited local employees, offering increased convenience through reduced commute times and expanded transit options. The improved office layout and amenities contribute to a dynamic and productive work environment, elevating overall employee satisfaction. Additionally, this office location has proven advantageous in recruitment efforts, attracting top-tier talent from the diverse metropolitan talent pool. Overall, our second office in Jersey City stands as a testament to our commitment to operational excellence, employee satisfaction, and strategic growth.

COMMUNITY IMPACT


EWNJ
A Seat at the Table
Biennial Corporate Gender Diversity Awards and Power Networking Breakfast

We are committed to improving the community around us, and we believe that giving back is an important part of being a responsible corporate citizen. We actively support many organizations in the greater Princeton, New Jersey area surrounding our corporate headquarters, and we encourage our employees to volunteer with organizations that are meaningful to them.

We are proud to have supported the following organizations:

- The Capital Area YMCA
- The Victor Green Foundation
- Better Beginnings Child Development Center (an organization that provides affordable childcare for working parents)
- Alex's Lemonade Stand Foundation (an organization that seeks to cure childhood cancer and support families with children battling cancer)

During 2024, we look forward to continuing to support the organizations that we have been involved with previously, and we plan to identify new organizations to support which are contributors to the betterment of our local community and charitable causes in which our employees participate.



ABOUT THIS REPORT AND INDICES

ABOUT THIS REPORT

This is Essential Properties' second Corporate Responsibility Report and contains indices aligned with ESG reporting frameworks and standards, including the Sustainability Accounting Standards Board (SASB) and Task Force on Climate-related Financial Disclosures (TCFD). The information and metrics included in this report cover EPRT's operations as of December 31st, 2023 or for the 2023 calendar year, unless otherwise stated.

FORWARD LOOKING STATEMENTS

This presentation may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements can be identified by the use of words such as "expect," "plan," "will," "estimate," "project," "intend," "believe," "guidance," and other similar expressions that do not relate to historical matters. These forward-looking statements are subject to known and unknown risks and uncertainties that can cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, our continued ability to source new investments, risks associated with using debt and equity financing to fund our business activities (including refinancing and interest rate risks, changes in interest rates and/or credit spreads, changes in the price of our common shares, and conditions of the equity and debt capital markets, generally), unknown liabilities acquired in connection with acquired properties or interests in real-estate related entities, general risks affecting the real estate industry and local real estate markets (including, without limitation, the market value of our properties, the inability to enter into or renew leases at favorable rates, portfolio occupancy varying from our expectations, dependence on tenants' financial condition and operating performance, and competition from other developers, owners and operators of real estate), the financial performance of our retail tenants and the demand for retail space, particularly with respect to challenges being experienced by general merchandise retailers, potential fluctuations in the consumer price index, risks associated with our failure to maintain our status as a REIT under the Internal Revenue Code of 1986, as amended, and other additional risks discussed in our filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SUSTAINABILITY ACCOUNTING STANDARDS BOARD (SASB) FRAMEWORK

The Sustainability Accounting Standards Board (SASB) enables businesses around the world to identify, manage, and communicate financially-material sustainability information to their investors. SASB provides a complete set of globally applicable industry-specific standards which identify the minimal set of financially material sustainability topics and their associated metrics for the typical company in an industry. The following table aligns with the Real Estate Standard, the Standard most relevant to our business strategy.

TOPIC	CODE	DESCRIPTION	RESPONSE
Energy Management	IF-RE-350a.1	Energy consumption data coverage as a percentage of total floor area, by property subsector	In the process of collecting from tenants so not disclosed at this time.
	IF-RE-350a.2	(1) Total energy consumed by portfolio area with data coverage, (2) percentage grid electricity, and (3) percentage renewable, by property subsector	In the process of collecting from tenants so not disclosed at this time. Electric consumption at our corporate offices in calendar year 2023 is approximately 106,000 kWh.
	IF-RE-350a.3	Like-for-like percentage change in energy consumption for the portfolio area with data coverage, by property subsector	Not available at this time.
	IF-RE-350a.4	Percentage of eligible portfolio that (1) has an energy rating and (2) is certified to ENERGY STAR, by property subsector	Not currently tracked.
	IF-RE-350a.5	Description of how building energy management considerations are integrated into property investment analysis and operational strategy	As a triple net-lease REIT, our tenants are responsible for maintenance, energy usage, and environmental practices within our properties. For our leases not subject to our Green Lease, our goal is to partner with our tenants to understand their Scope 1 and 2 emissions and identify opportunities for sustainability upgrades. For properties subject to our Green Lease, we plan to engage with tenants and third-parties to install energy efficient fixtures (such as LED lighting, refrigeration controls, and HVAC upgrades) where feasible.

TOPIC	CODE	DESCRIPTION	RESPONSE
Water Management	IF-RE-140a.1	Water withdrawal data coverage as a percentage of (1) total floor area and (2) floor area in regions with High or Extremely High Baseline Water Stress, by property subsector	Not disclosed at this time.
	IF-RE-140a.2	(1) Total water withdrawn by portfolio area with data coverage and (2) percentage in regions with High or Extremely High Baseline Water Stress, by property	Not disclosed at this time. Water consumption at our corporate offices in calendar year 2023 is approximately 145,000 gallons.
	IF-RE-140a.3	Like-for-like percentage change in water withdrawn for portfolio area with data coverage, by property subsector	Not available at this time.
	IF-RE-140a.4	Description of water management risks and discussion of strategies and practices to mitigate those risks	As a triple net-lease REIT, our tenants are responsible for maintenance, water usage, and environmental practices within our properties. While contractually we do not have direct control over our assets, our goal is to partner with our tenants to identify environmental opportunities for sustainability upgrades.
Management of Tenant Sustainability Impacts	IF-RE-410a.1	(1) Percentage of new leases that contain a cost recovery clause for resource efficiency related capital improvements and (2) associated leased floor area, by property subsector	Not currently tracked.
	IF-RE-410a.2	Percentage of tenants that are separately metered or submetered for (1) grid electricity consumption and (2) water withdrawals, by property subsector	Not currently tracked.
	IF-RE-410a.3	Discussion of approach to measuring, incentivizing, and improving sustainability impacts of tenants	As a triple net-lease REIT, our tenants are responsible for maintenance, energy usage and environmental practices within our properties. While contractually we do not have direct control over our assets, our goal is to partner with our tenants to understand their Scope 1 and 2 emissions and identify opportunities for sustainability upgrades. We currently manage and mitigate the environmental risk that may be associated with our net-lease properties by: • Including green lease clauses in our standard lease agreements, which require the tenant to provide copies of water and utility invoices as well as statements regarding utility and water usage for the previous calendar year. • Having a green lease clause allows EPRT to make improvements or upgrade existing equipment for the purpose of advancing sustainability efforts, as long as they do not interfere with tenant's business operating hours. • Managing risk associated with natural disasters through property and casualty insurance to include fire, wind/hail, earthquake, flood, and other extended coverage for our properties that we deem appropriate and adequate. • If applicable, requiring the sellers to remediate known environmental issues in compliance with applicable laws prior to acquiring a property.

TOPIC	CODE	DESCRIPTION	RESPONSE	
Climate Change Adaption	IF-RE-450a.1	Area of properties located in 100-year flood zones, by property subsector	We have not performed flood risk assessments for our entire portfolio.	
	IF-RE-450a.2	Description of climate change risk exposure analysis, degree of systematic portfolio exposure, and strategies for mitigating risks	Risk management is a priority at Essential Properties, and critical to how we conduct our operations. Identifying and discussing potential risks informs our strategy and priorities. As part of our risk management activities, we plan to complete a climate risk assessment for our portfolio to help us determine how various risks should be prioritized and accounted for in our strategy.	
Activity Metrics	IF-RE-000.A	Number of assets, by property subsector	Car Washes: 179 Early Childhood Education: 191 Quick Service: 427 Medical / Dental: 206 Automotive Service: 224 Casual Dining: 115 Convenience Stores: 145 Equipment Rental and Sales: 72 Other Services: 46	Pet Care Services: 38 Family Dining: 38 Entertainment: 54 Health and Fitness: 38 Movie Theaters: 6 Grocery: 32 Home Furnishings: 3 Other Industrial: 33 Building Materials: 23
	IF-RE-000.B	Leasable floor area, by property subsector	Car Washes: 887,863 sq. ft. Early Childhood Education: 1,990,269 sq. ft. Quick Service: 1,145,403 sq. ft. Medical / Dental: 1,557,129 sq. ft. Automotive Service: 1,526,876 sq. ft. Casual Dining: 817,546 sq. ft. Convenience Stores:578,272 sq. ft. Equipment Rental and Sales: 1,252,458 sq. ft. Other Services: 600,191 sq. ft.	Pet Care Services: 260,429 sq. ft. Family Dining: 249,173 sq. ft. Entertainment: 1,727,559 sq. ft. Health and Fitness: 1,427,431 sq. ft. Movie Theaters: 293,206 sq. ft. Grocery: 1,477,780 sq. ft. Home Furnishings: 176,809 sq. ft. Other Industrial: 1,367,097 sq. ft. Building Materials: 1,257,017 sq. ft.
	IF-RE-000.C	Indirectly managed assets, by property subsector	All properties within our portfolio are indirectly managed.	
	IF-RE-000.D	Average occupancy rate, by property subsector	Car Washes: 100% Early Childhood Education: 100% Quick Service: 100% Medical / Dental: 100% Automotive Service: 100% Casual Dining: 100% Convenience Stores: 100% Equipment Rental and Sales: 100% Other Services: 100%	Pet Care Services: 100% Family Dining: 100% Entertainment: 100% Health and Fitness: 100% Movie Theaters: 100% Grocery: 100% Home Furnishings: 100% Other Industrial: 100% Building Materials: 100%

TASK FORCE ON CLIMATE-RELATED FINANCIAL DISCLOSURES (TCFD)

The Financial Stability Board Task Force on Climate-related Financial Disclosures is a market-driven initiative, set up to develop a set of recommendations for voluntary and consistent climate-related financial risk disclosures in mainstream filings. The work and recommendations of the Task Force help firms understand what financial markets want from disclosure in order to measure and respond to climate change risks, and encourages firms to align their disclosures with investors' needs.

PILLAR	TOPIC	REFERENCE
Governance	Board oversight of climate-related risks and opportunities	Our Nominating and Corporate Governance Committee, on behalf of the Board of Directors, is responsible for oversight of our risk management and ESG matters. The Committee reviews key ESG-related issues and policies and makes recommendations to the Board. Management's ESG Committee oversees our ESG strategy and the development and publication of our annual Corporate Responsibility Report. The ESG Committee is led by our CEO and is comprised of our senior management team and our Director of Sustainability.
	Management's role in assessing and managing climate-related risks	Our ESG Committee meets regularly and is led by our CEO and includes all of our senior management team and our Director of Sustainability. We believe this ensures that all operational groups remain informed and involved in our ESG strategy and corporate responsibility. Our CEO and CFO, along with our Director of Sustainability report to our Nominating and Corporate Governance Committee and meet with them at least quarterly.
Strategy	Short, medium, and long-term climate-related risks	We have not yet performed an assessment of the short, medium, and long-term climate-related risks for our entire portfolio.
	Impact on business, strategy and planning	At EPRT, we understand the importance of identifying potential climate-related risks and evaluating opportunities for addressing those risks, if possible, including possible mitigation. Our ESG Committee oversees the identification of climate-related risks. Our Nominating and Corporate Governance Committee has the overarching oversight role regarding climate-related risk assessment. As part of our ESG strategy, the deployment of capital for sustainability enhancements to our properties that are subject to our Green Lease will be a key initiative. Overall, we intend to engage our tenants, where possible, to encourage our tenants to become more sustainable in their operations and look for opportunities to support our tenants in those efforts. We believe our Essential Sustainability partnership, which was launched in 2022, whereby we provide the capital necessary to implement identified sustainability upgrades at our properties, will be a critical program for reducing our carbon footprint and supporting our tenants sustainability initiatives.
	Resilience of strategy using 2-degree or lower scenarios	We do not currently employ scenario analysis in our strategy.

PILLAR	TOPIC	REFERENCE
Risk Management	Process to assess climate-related risks	We are still finalizing our process for assessing climate-related risks.
	Process to manage climate-related risks	We are still finalizing our process for managing climate-related risks.
	Integration of risk process into overall risk management	We have a robust risk management process for which our Nominating and Corporate Governance Committee has oversight responsibility.
Metrics and Targets	Metrics used to assess climate-related risks	We are still in the process of identify climate-related risks and associated climate metrics most material to our business.
	Scope 1 and Scope 2 emissions	These are our EPRT Scope 1 and 2 emissions: Scope 1: 0 mtCO2e Scope 2: 32 mtCO2e We have no Scope 1 emissions from energy usage as we do not consume natural gas or other fuels at our corporate office. We do not believe Scope 1 emissions from other potential sources are material. Scope 2 emissions reflect emissions from electric consumption at our corporate offices only.
	Describe targets used	In 2024, we hope to better understand our tenant's Scope 1 and Scope 2 emissions at our properties and use our findings to further develop our plan to reduce the carbon footprint of our overall operations.

ESSENTIAL PROPERTIES

Headquarters
902 Carnegie Center Boulevard, Suite 520
Princeton, New Jersey 08540

Jersey City Office
15 Exchange Place , Suite 301
Jersey City, New Jersey 07302

www.essentialproperties.com
info@essentialproperties.com
609-436-0619